Exhibit T3A-59

ARTICLES OF INCORPORATION	STATUTEN

of	der

Weatherford Products GmbH (Weatherford Products LLC)	Weatherford Products GmbH (Weatherford Products LLC)

I. NAME, DOMICILE, DURATION, AND PURPOSE OF THE COMPANY	I. FIRMA, SITZ, DAUER UND ZWECK DER GESELLSCHAFT

Article 1	Artikel 1

Name, Domicile, Duration	Firma, Sitz, Dauer

Under the firm name of Weatherford Products GmbH (Weatherford Products LLC) with domicile in Baar, there exists for an unlimited period of time a limited liability company which is governed by Art. 772 seq. of the Swiss Code of Obligations (CO).

Unter der Firma Weatherford Products GmbH (Weatherford Products LLC) besteht mit Sitz in Baar auf unbestimmte Dauer eine Gesellschaft mit beschränkter Haftung im Sinne von Art. 772 ff. des Schweizerischen Obligationenrechts (OR).

Article 2	Artikel2

Purpose	Zweck

The purpose of the Company is the performance of procurement and supply chain functions in connection with the sale of oil and gas products, in particular in the Sub-Sahara Africa region.	Zweck der Gesellschaft ist die Erbringung von Beschaffungs- und Lieferdienstleistungen im Zusammenhang mit dem Verkauf von Öl- und Gasprodukten, insbesondere in der Sub-Sahara Afrika Region.

The Company may establish branch offices and subsidiaries in Switzerland and abroad. The Company may acquire, administer and transfer patents, trademarks and technical as well as industrial know-how. The Company may engage in any commercial, financial or other activities which are directly or indirectly related to the purpose of the Company.

Die Gesellschaft kann Zweigniederlassungen und Tochtergesellschaften im Inund Ausland errichten. Die Gesellschaft kann Patente, Handelsmarken und technisches und industrielles Know-how erwerben, verwalten und übertragen. Die Gesellschaft kann alle finanziellen, kommerziellen und anderen Tätigkeiten ausüben, welche mit dem Zweck der Gesellschaft direkt oder indirekt in Zusammenhang stehen.

The Corporation may also participate in group financings, particularly, by granting loans to its direct or indirect quota holders or other group companies, or by granting guarantees or other securities of any kind to third parties for such quota holders’ or other group companies’ liabilities, even if such loans or securities are in the sole interest of the direct or indirect quota holders or other group companies and are granted without consideration.

Die Gesellschaft kann sich an Gruppenfinanzierungen beteiligen, insbesondere indem sie ihren direkten oder indirekten Gesellschaftern oder anderen Gruppengesellschaften Kredite gewährt oder für deren Verbindlichkeiten gegenüber Dritten Garantien oder andere Sicherheiten aller Art gewährt, auch wenn diese Kredite oder Sicherheiten im ausschliesslichen Interesse ihrer direkten oder indirekten Gesellschafter oder anderen Konzerngesellschaften liegen und unentgeltlich gewährt werden.

The Company may engage in any activity which is directly or indirectly related to any of the aforementioned purposes.	Die Gesellschaft kann alle übrigen Geschäfte tätigen, welche die vorgenannten Zwecke unmittelbar oder mittelbar fördern.

Article 3	Artikel 3

Company Capital	Stammkapital

The company capital amounts to CHF 20,000 and is divided in:	Das Stammkapital der Gesellschaft beträgt CHF 20’000 und ist eingeteilt in:

• 100 quotas of CHF 200	• 100 Stammanteile à CHF 200

All quotas shall be fully paid in. The quotaholders are not obliged to make supplementary financial contributions.	Alle Stammanteile sind voll zu liberieren. Eine Nachschusspflicht der Gesellschafter besteht nicht.

Article 4	Artikel 4

Quotaholders’ book	Anteilbuch

The Company shall keep a quotaholders’ book containing the following information:	Die Gesellschaft führt über die Stammanteile ein Anteilbuch, in dem eingetragen werden:

1. names and addresses of the quotaholders; 2. number, par value and categories, if any, of the quotas of each quotaholder;	1. die Gesellschafter mit Namen und Adresse; 2. die Anzahl, der Nennwert sowie allenfalls die Kategorien der Stammanteile jedes Gesellschafters;

3. names and addresses of beneficiaries; 4. names and addresses of pledgees. The quotaholders’ book shall be kept by the managing officers of the Company.	3. die Nutzniesser mit Namen und Adresse; 4. die Pfandgläubiger mit Namen und Adresse. Zuständig für die Führung des Anteilbuches ist die Geschäftsführung

Article 5	Artikel 5

Transfer of Quotas, Withdrawal, Expulsion	Übertragung, Austritt, Ausschluss

The transfer of a quota and of all rights connected therewith with regard to ownership or a limited right in rem (pledge, usufruct) shall only be valid vis-à-vis the Company if such assignment has been communicated to the Company and has been registered in the quotaholders’ book.

Die Abtretung eines Gesellschaftsanteiles und aller damit verbundenen Rechte zu Eigentum oder zu einem beschränkten dinglichen Recht (Pfand, Nutzniessung) ist der Gesellschaft gegenüber nur dann wirksam, wenn sie ihr mitgeteilt und in das Anteilbuch eingetragen worden ist.

An approval of the quotaholders’ meeting for a transfer of a quota is not required.	Auf das Erfordernis der Zustimmung der Gesellschafterversammlung zur Abtretung wird verzichtet.

Article 6	Artikel 6

Capital Increase	Kapitalerhöhung

Any capital increase is subject to the approval by two thirds (2/3) of the represented votes representing at the same time the absolute majority of the entire capital entitled to vote.

Eine Kapitalerhöhung bedarf der Zustimmung von mindestens zwei Drittel (2/3) der vertretenen Stimmen, die zugleich die absolute Mehrheit des gesamten stimmberechtigten Stammkapitals auf sich vereinigen.

Each quotaholder has a preemptive right proportional to his prior quota.	Die bisherigen Gesellschafter haben ein Bezugsrecht im Verhältnis ihrer bisherigen Stammanteile.

The managing officers shall amend the articles of incorporation as soon as the resolutions and supporting documents, required by law or by the articles of incorporation, are available.	Die Geschäftsführung nimmt die Statutenänderung vor, sobald die gesetzlich und statutarisch erforderlichen Beschlüsse und Belege vorliegen.

II. COMPANY ORGANIZATION	II. ORGANISATION DER GESELLSCHAFT

a) The quotaholders’ meeting	a) Die Gesellschafterversammlung

Article 7	Artikel 7

Powers	Befugnisse

The quotaholders’ meeting is the supreme body of the Company.	Die Gesellschafterversammlung ist das oberste Organ der Gesellschaft.

It shall have the following inalienable powers:	Ihr stehen die folgenden unübertragbaren Befugnisse zu:

1. the amendment of the articles of incorporation;	1. die Änderung der Statuten;
2. the appointment and removal of managing officers;	2. die Bestellung und die Abberufung von Geschäftsführern;
3. the appointment and removal of the auditors and of the group auditor;	3. die Bestellung und die Abberufung der Mitglieder der Revisionsstelle und des Konzernrechnungsprüfers;
4. the approval of the annual report and the consolidated financial statements;	4. die Genehmigung des Jahresberichtes und der Konzernrechnung;

5.                   the approval of the annual financial statements as well as the resolution on the use of the balance sheet profit, in particular, the declaration of dividends and the profit sharing by managing officers;

5. die Genehmigung der Jahresrechnung sowie die Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividende und der Tantieme;
6. the determination of the remuneration of managing officers;	6. die Festsetzung der Entschädigung der Geschäftsführer;
7. the release of the managing officers;	7. die Entlastung der Geschäftsführer;
8. the approval of the assignment of quotas or the recognition as a quotaholder with voting rights, so far as stipulated by law or these articles;	8. die Zustimmung zur Abtretung von Stammanteilen beziehungsweise die Anerkennung als stimmberechtigter Gesellschafter, soweit Gesetz und Statuten dies vorsehen;
9. the approval of the establishment of a security interest on quotas if the articles of incorporation so provide;	9. die Zustimmung zur Bestellung eines Pfandrechts an Stammanteilen, falls die Statuten dies vorsehen;
10. the passing of resolutions on the exercise of the right of first offer, right of first refusal, or the right of	10. die Beschlussfassung über die Ausübung statutarischer Vorhand-, Vorkaufs- oder Kaufsrechte;

purchase stipulated in the articles of incorporation;
11. the authorization of the managing officers to acquire own quotas on behalf of the Company or the approval of such acquisition;	11. die Ermächtigung der Geschäftsführer zum Erwerb eigener Stammanteile durch die Gesellschaft oder die Genehmigung eines solchen Erwerbs;
12. the adoption of regulations regarding the obligation to provide ancillary performances if the articles of incorporation refer thereto;	12. die nähere Regelung von Nebenleistungspflichten in einem Reglement, falls die Statuten auf ein Reglement verweisen;

13.            the approval of activities of the managing officers and the quotaholders that violate the duty of loyalty or the prohibition to compete, if the articles of incorporation waive the requirement of the approval by all quotaholders;

13.            die Zustimmung zu Tätigkeiten der Geschäftsführer und der Gesellschafter, die gegen die Treuepflicht oder das Konkurrenzverbot verstossen, sofern die Statuten auf das Erfordernis der Zustimmung aller Gesellschafter verzichten;

14. the resolution on whether the court should be requested to expel a member for valid reasons;	14. die Beschlussfassung darüber, obdem Gericht beantragt werden soll, einen Gesellschafter aus wichtigem Grund auszuschliessen;
15. the expulsion of quotaholders for reasons provided for in the articles of incorporation;	15. der Ausschluss eines Gesellschafters aus in den Statuten vorgesehenen Gründen;
16. the dissolution of the Company.	16. die Auflösung der Gesellschaft;
17. the approval of business activities of the managing officers for which the articles of incorporation require the approval of the quotaholders;	17. die Genehmigung von Geschäften der Geschäftsführer, für die die Statuten die Zustimmung der Gesellschafterversammlung fordern;
18. the resolution on items reserved to the quotaholders’ meeting by law, or by the articles of incorporation, or which are submitted by the managing officers.	18. die Beschlussfassung über die Gegenstände, die das Gesetz oder die Statuten der Gesellschafterversammlung vorbehalten oder die ihr die Geschäftsführer vorlegen.

Article 8	Artikel 8

Calling of Meetings	Einberufung

The ordinary meeting of quotaholders shall be held annually within six months after the end of the fiscal year.	Die ordentliche Gesellschafterversammlung findet alljährlich innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres start.

Extraordinary meetings of quotaholders shall be called either upon a resolution of the quotaholders or the managing officers or if one or several quotaholders representing at least one tenth of the Company capital request such a meeting in writing and by stating the purpose. In this case the quotaholders’ meeting shall be called by the managing officers within one month after the receipt of such request.

Ausserordentliche Gesellschafterversammlungen sind auf Beschluss der Gesellschafterversammlung oder der Geschäftsführung einzuberufen oder wenn ein oder mehrere Gesellschafter, die zusammen mindestens den zehnten Teil des Stammkapitals vertreten, schriftlich unter Angabe des Zweckes dies verlangen. Die Geschäftsführung hat in diesem Fall die Gesellschafterversammlung auf einen Termin innerhalb eines Monates vom Eingang des Begehrens an einzuberufen.

Ordinary and extraordinary quotaholders’ meetings shall be called by the managing officers in writing (including facsimile or e-mail) to the quotaholders registered in the quotaholders’ book at least 10 days prior to the meeting date stating the agenda items. The business report and the auditors’ report shall be sent to the quotaholders together with the invitation to the ordinary quotaholders’ meeting.

Die Einberufung der ordentlichen und der ausserordentlichen Gesellschafterversammlung erfolgt durch die Geschäftsführung schriftlich (einschliesslich Telefax oder E-Mail) an die im Anteilbuch verzeichneten Gesellschafter unter Angabe der Verhandlungsgegenstände und unter Beobachtung einer Frist von mindestens 10 Tagen vor der Versammlung. Geschäftsbericht und Revisionsbericht sind den Gesellschaftern spätestens zusammen mit der Einladung zur ordentlichen Gesellschafterversammlung zuzustellen.

No resolutions shall be passed on matters for which no proper notice has been given, with the exception of requests to call an extraordinary quotaholders’ meeting or requests for the election of auditors based on a respective motion of a quotaholder.

Über Gegenstände, die nicht in dieser Weise angekündigt sind, können Beschlüsse nicht gefasst werden, ausser über einen Antrag auf Einberufung einer ausserordentlichen Gesellschafterversammlung und einen Antrag auf Wahl einer Revisionsstelle in Folge eines Begehrens eines Gesellschafters.

The managing officers determine the place of the meeting.	Die Gesellschafterversammlung findet an einem von der Geschäftsführung zu bestimmenden Ort statt.

Article 9	Artikel 9

Meeting of all Quotaholders	Universalversammlung

All quotaholders may, if no objection is raised, hold a quotaholders’ meeting without observing the formalities for the	Sämtliche Gesellschafter können, falls kein Widerspruch erhoben wird, eine Gesellschafterversammlung ohne Einhaltung calling of such a meeting. All matters within the powers of the quotaholders’ meeting may validly be discussed and decided upon at such a meeting, as long as all quotaholders are present.

der für die Einberufung vorgeschriebenen Formvorschriften abhalten. In dieser Versammlung kann über alle in den Geschäftskreis der Gesellschafterversammlung fallenden Gegenstände gültig verhandelt und Beschluss gefasst werden, solange sämtliche Gesellschafter anwesend sind.

Article 10	Artikel 10

Chairman, Scrutineer, Secretary	Vorsitz, Stimmenzähler, Protokollführer

The chairman of the managing officers or, in his absence, a chairman appointed by the quotaholders’ meeting for the day shall chair the quotaholders’ meeting.	Der Vorsitzende der Geschäftsführung oder in seiner Abwesenheit ein von der Gesellschafterversammlung gewählter Tagespräsident leitet die Gesellschafterversammlung.

The chairman shall designate the scrutineer as well as a secretary in charge of keeping the minutes. These designees need not to be quotaholders.	Der Vorsitzende bezeichnet die Stimmenzähler sowie den Protokollftührer, die nicht Gesellschafter zu sein brauchen.

Article 11	Artikel 11

Quotaholders’ Right to Vote, Proxy, Vote by Circular Resolution	Stimmrecht der Gesellschafter, Vertretung, schriftliche Abstimmung

Each quotaholder’s voting right shall be proportional to the total nominal value of his quota. However, a quotaholder may not exercise his voting right if a vote is taken regarding his release.	Das Stimmrecht jedes Gesellschafters bemisst sich nach dem gesamten Nennwert seiner Stammanteile. Ein Gesellschafter darf nicht stimmen, wenn über seine Entlastung Beschluss gefasst wird.

A quotaholder may be represented by a third party by way of a written power of attorney.	Ein Gesellschafter kann sich durch einen Dritten vertreten lassen. Vertreter haben sich durch eine schriftliche Vollmacht auszuweisen.

Instead of holding an actual meeting, the quotaholders may also take resolutions regarding all or some of the agenda items by correspondence in writing. The calling for a vote by correspondence

Sofern nicht ein Gesellschafter die mündliche Beratung verlangt, kann an Stelle der Beschlussfassung in der Versammlung für alle order für einzelne Gegenstandet die schriftliche Abstimmung angeordnet werden.

shall be made in writing (including by facsimile or e-mail) stating the agenda items at least ten days prior to the vote. Resolutions which have to be notarized may not be taken by correspondence. Article 9 remains reserved.

In diesem Fall erfolgt die Einladung zur Abstimmung schriftlich ( einschliesslich Telefax oder E-Mail) mindestens zehn Tage im Voraus und unter Angabe der Gegenstände. Beschlüsse, die einer öffentlichen Beurkundung bedürfen, sind von der schriftlichen Beschlussfassung ausgenommen. Atikel 9 bleibt vorbehalten.

Article 12	Artikel 12

Quorum	Beschlussfähigkeit

Subject to mandatory law and the articles of incorporation, the quotaholders’ meeting shall be able to pass resolutions if at least half of the Company capital is present or validly represented.	Die Gesellschafterversammlung ist vorbehaltlich zwingender gesetzlicher und statutarischer Bestimmungen beschlussfähig, wenn mindestens die Hälfte des Stammkapitals anwesend oder vertreten ist.

Article 13	Artikel 13

Resolutions, Elections	Beschlussfassung, Wahlen

Resolutions shall be deemed passed and elections shall be deemed effective if taken by an absolute majority of quotaholders’ votes cast, excluding blank and invalid votes, unless mandatory law or these articles of incorporation provide otherwise. In case of a tie, a resolution shall be deemed failed and an election shall be decided by drawing lots.

Die Gesellschafterversammlung fasst ihre Beschlüsse und vollzieht ihre Wahlen mit der absoluten Mehrheit der abgegebenen Stimmen, unter Ausschluss der leeren und ungültigen Stimmen, soweit zwingende gesetzliche Bestimmungen oder Statuten nichts anderes bestimmen. Bei Stimmengleichheit gilt ein Beschluss als nicht zustande gekommen; bei Wahlen entscheidet das Los.

Elections and the passing of resolutions shall be conducted openly, unless the chairman orders or the quotaholders’ meeting asks for a secret vote.	Abstimmungen und Wahlen erfolgen offen, sofern nicht der Vorsitzende die geheime Stimmabgabe anordnet oder die Gesellschafterversammlung diese beschliesst.

Article 14	Artikel 14

Minutes	Protokoll

Resolutions and elections of the quotaholders’ meeting shall be recorded in minutes which shall be signed and thereby approved by the chairman, the secretary and the scrutineers if scrutineers are appointed.

Über die Beschlüsse und Wahlen der Gesellschafterversammlung ist ein Protokoll zu führen, das vom Vorsitzenden, von den Stimmenzählern, falls solche bezeichnet werden, und vom Protokollführer zu unterzeichnen ist und damit als genehmigt gilt.

Article 15	Artikel 15

Information and Inspection Rights of the Quotaholders	Auskunfts- und Einsichtsrecht der Gesellschafter

The quotaholders shall have the right to get informed about the business of the Company and to inspect the Company’s books and records and to establish an overview of the financial situation of the Company. They shall exclusively address the chairman of the managing officers for that purpose.

Die Gesellschafter haben das Recht, Auskunft über alle Gesellschaftsangelegenheiten zu erhalten, in die Bücher und Akten der Gesellschaft Einsicht zu nehmen und für sich eine Übersicht über den Stand des gemeinschaftlichen Vermögens anzufertigen. Sie wenden sich ausschliesslich an den Vorsitzenden der Geschäftsführung.

Access to information and records of the Company may be denied if the Company has Auditors and as far as the quotaholder cannot state a plausible interest for the inspection.

Hat die Gesellschaft eine Revisionsstelle, kann einem Gesellschafter Einsicht in die Bücher und Akten der Gesellschaft verweigert werden, soweit er kein berechtigtes Interesse an der Einsichtnahme glaubhaft machen kann.

b) The Managing Officers	b) Die Geschäftsführung

Article 16	Artikel 16

Appointment, Election	Bestellung, Wahl

The managing officers of the Company shall be appointed by a resolution of the quotaholders’ meeting. Quotaholders or third parties may be appointed as managing officer.

The signature authority of the managing officers is determined by resolution of

Die Geschäftsführung wird durch Beschluss der Gesellschafterversammlung bestellt. Sie kann sowohl einzelnen oder allen Gesellschaftem als auch Dritten übertragen werden.

Die Zeichnungsberechtigung der Geschäftsführer wird durch Beschluss der

the managing officers	Geschäftsführung festgelegt.

The chairman of the managing officers shall be designated by the managing officers.	Den Vorsitz in der Geschäftsführung führt ein von der Geschäftsführung bestimmtes Mitglied der Geschäftsführung.

Article 17	Artikel 17

Powers and Duties	Befugnisse, Pflichten

The managing officers shall have the authority to act on behalf of the Company and to perform all acts which may be deemed as being within the purpose of the Company.	Die zur Geschäftsführung befugten Personen sind ermächtigt, im Namen der Gesellschaft alle Rechtshandlungen vorzunehmen, die der Zweck der Gesellschaft mit sich bringen kann.

Subject to the duties listed in the following paragraph, the managing officers may delegate their duties to one or more managing officers or to third parties, provided such delegation is provided for in management regulations.

Unter Vorbehalt der im nachfolgenden Abschnitt aufgeführten Aufgaben ist die Geschäftsführung berechtigt, Aufgaben und Kompetenzen im Rahmen eines von ihr zu erstellenden Organisationsreglements an einzelne oder mehrere Mitglieder der Geschäftsführung oder an Dritte zu übertragen.

The managing officers shall have the following non-transferable and inalienable duties:	Die Geschäftsführung hat folgende un-übertragbare und unentziehbare Aufgaben:

1. the ultimate management of the Company and the giving of the necessary directives;	1. die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen;
2. the establishment of the organization within the framework of the law and the articles of incorporation;	2. die Festlegung der Organisation im Rahmen von Gesetz und Statuten;
3. the structuring of the accounting system and of the financial controls, as well as the approval of the financial planning insofar as this is necessary to manage the Company;	3. die Ausgestaltung des Rechnungswesens und der Finanzkontrolle sowie der Finanzplanung, sofern diese für die Führung der Gesellschaft notwendig ist;
4. the supervision of persons entrusted with parts of the management, in particular in view of compliance with the law, the articles of incorporation, regulations and directives;	4. die Aufsicht über die Personen, denen Teile der Geschäftsführung übertragen sind, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;

5. the preparation of the business report (annual financial statements, annual report and the consolidated financial statements, if applicable);	5. die Erstellung des Geschäftsberichtes (Jahresrechnung, Jahresbericht und gegebenenfalls Konzernrechnung);
6. the preparation of the quotaholders’ meeting as well as the implementation of its resolutions;	6. die Vorbereitung der Gesellschafterversammlung sowie die Ausführung ihrer Beschlüsse;
7. the notification of the court in the case of overindebtedness.	7. die Benachrichtigung des Gerichts im Falle der Überschuldung.

The chairman of the managing officers or the sole managing officer has the following duties:	Der Vorsitzende der Geschäftsführung beziehungsweise der einzige Geschäftsführer hat folgende Aufgaben:

1. to call and chair the quotaholders’ meetings;	1. die Einberufung und Leitung der Gesellschafterversammlung;
2. to make notifications to the quotaholders;	2. Bekanntmachungen gegenüber den Gesellschaftem;
3. to assure the filing of the necessary applications with the commercial register.	3. die Sicherstellung der erforderlichen Anmeldungen beim Handelsregister.

The managing officers furthermore appoint the managers, procuration holders and holders of commercial powers of attorney.	Die Geschäftsführung emennt weiter die Direktoren, die Prokuristen sowie die Handlungsbevollmächtigten.

The managing officers may also pass resolutions with regard to those matters which are not, according to mandatory law, these articles of incorporation or regulations of the quotaholders’ meeting, reserved or transferred to another body of the Company.

Im Übrigen kann die Geschäftsführung in allen Angelegenheiten Beschluss fassen, die nicht nach Gesetz, Statuten oder Reglement der Gesellschafterversammlung oder einem anderen Organ der Gesellschaft vorbehalten oder übertragen sind.

Article 18	Artikel 18

Calling of Meetings of the Managing Officers	Einberufung zur Geschäftsführersitzung

The managing officers shall meet whenever the course of the business requires such meetings. A managing officers’ meeting shall also be called upon written and substantiated request by any of its members.

Die Geschäftsführung versammelt sich, so oft die Geschäfte es erfordem. DieGeschäftsführung tritt auch zusammen, wenn eines ihrer Mitglieder die übrigen Mitglieder schriftlich unter Angabe der Gründe um Einberufung einer Sitzung ersucht.

A meeting shall be called at least five working days prior to the date of the meeting. This period may be shortened in urgent cases. Day, time, and location of the meeting as well as the agenda items shall be announced together with the calling. No resolutions may be passed on agenda items which have not been duly announced, unless all managing officers are present.

Die Einberufung hat mindestens fünf Werktage vor der Sitzung zu erfolgen. In dringenden Fällen kann diese Frist verkürzt werden. Tag, Zeit und Ort der Sitzung und die Verhandlungsgegenstände (Traktandenliste) sind bei der Einberufung bekannt zu geben. Über Gegenstände, die in der Einberufung nicht aufgeführt sind, können Beschlüsse nur gefasst werden, wenn sämtliche Mitglieder der Geschäftsführung anwesend sind.

Article 19	Artikel 19

Chairing of Meetings	Vorsitz

The chairman of the managing officers or, in his absence, another managing officer, presides over the meeting.	Der Vorsitzende der Geschäftsführung oder in seiner Abwesenheit ein anderes Mitglied, übernimmt den Vorsitz der Geschäftsführersitzung.

Article 20	Artikel 20

Quorum, Voting	Beschlussfähigkeit, Beschlussfassung

The presence of the absolute majority of the managing officers shall constitute aquorum. The managing officers may establish a higher quorum. The presence of a single member is sufficient for ascertainment resolutions (Art. 781 para. 5, cipher 5 in connection with Art. 652g CO).

Die Geschäftsführung ist beschlussfähig, wenn die absolute Mehrheit der Mitglieder anwesend ist. Sie kann höhere Präsenzquoren einführen. Für öffentlich zu beurkundende Feststellungsbeschlüsse genügt die Anwesenheit eines einzelnen Mitglieds (Art. 781 Abs. 5 Ziff. 5 in Verbindung mit Art. 652g OR).

Resolutions of the managing officers may be taken by means of a circular letter (including facsimile or e-mail) unless a managing officer requests deliberation in a meeting.	Beschlüsse der Geschäftsführung können auch auf dem Zirkulationsweg per Briefpost (einschliesslich Telefax oder E-Mail) gefasst werden, sofern nicht ein Mitglied Beratung in einer Sitzung verlangt.

Resolutions shall be adopted and elections shall be made with a majority of votes cast. In case of a tie, the chairman shall have the casting vote.	Die Geschäftsführung fasst ihre Beschlüsse und vollzieht ihre Wahlen mit der Mehrheit der abgegebenen Stimmen. Bei Stimmengleichheit gibt der Vorsitzende den Stichentscheid.

Article 21	Artikel 21

Minutes	Protokoll

Deliberations and resolutions shall be recorded in minutes, which shall be signed by the chairman of the meeting and the secretary. Circular resolutions shall be recorded in the next minutes of a meeting of the managing officers. The minutes shall be approved by the managing officers in the course of the next meeting.

Über die Verhandlungen und Beschlüsse wird ein Protokoll geführt, das vom Vorsitzenden und vom Protokollführer zu unterzeichnen ist. Zirkulationsbeschlüsse sind in das nächste Protokoll der Geschäftsführung aufzunehmen. Die Protokolle sind von der Geschäftsführung jeweils in der nächsten Sitzung zu genehmigen.

c) The Auditors	c) Die Revisionsstelle

Article 22	Artikel 22

Election, Independence, Term of Office	Wahl, Unabhängigkeit, Amtsdauer

The audit according to Art. 818 CO shall be conferred to auditors. The auditors may also be a fiduciary company or an auditing company.	Die Revision gemäss Art. 818 OR wird einer Revisionsstelle übertragen. Als Revisionsstelle kann auch eine Treuhandoder Revisionsgesellschaft gewählt werden.

The quotaholders’ meeting may waive the election of auditors if:	Die Gesellschafterversammlung kann auf die Wahl einer Revisionsstelle verzichten, wenn:

1. the Company is not required to conduct an ordinary audit;	1. die Gesellschaft nicht zur ordentlichen Revision verpflichtet ist;
2. all the quotaholders agree; and	2. sämtliche Gesellschafter zustimmen; und
3. the Company does not have more than an annual average of 10 fulltime employment positions.	3. die Gesellschaft nicht mehr als zehn Vollzeitstellen im Jahresdurchschnitt hat.

The waiver shall be valid for all subsequent years. However, each quotaholder shall be entitled to request a limited audit and the election of auditors no later than 10 days before the quotaholders’ meeting. In such case, the quotaholders’ meeting shall only be entitled to pass the

Der Verzicht gilt auch für die nachfolgenden Jahre. Jeder Gesellschafter hat jedoch das Recht, spätestens 10 Tage vor der Gesellschafterversammlung die Durchführung einer eingeschränkten Revision und die Wahl einer entsprechenden Revisionsstelle zu verlangen. Die Gesellschafterversammlung

resolutions pursuant to Article 7 sections 4 and 5 once the auditors’ report is available.	darf diesfalls die Beschlüsse nach Artikel 7 Ziffer 4 und 5 erst fassen, wenn der Revisionsbericht vorliegt.

Individuals as well as legal entities or commercial companies may be elected as auditors. At least one of the auditors must have its legal domicile or branch in Switzerland.

Als Revisionsstelle können eine oder mehrere natürliche oder juristische Personen oder Personengesellschaften gewählt werden. Wenigstens ein Mitglied der Revisionsstelle muss seinen Wohnsitz, seinen Sitz oder eine eingetragene Zweigniederlassung in der Schweiz haben.

If the Company is obliged to have an ordinary audit, the quotaholders’ meeting elects a licensed audit expert according to the provisions of the Law on Oversight of Auditors of December 16, 2005.

Muss die Gesellschaft ihre Jahresrechnung durch eine Revisionsstelle ordentlich prüfen lassen, wählt die Gesellschafterversammlung einen zugelassenen Revisionsexperten nach den Vorschriften des Revisionsaufsichtsgesetzes vom 16. Dezember 2005 als Revisionsstelle.

If the Company is obliged to have a limited audit, the quotaholders’ meeting elects a licensed auditor according to the provisions of the Law on Oversight of Auditors of December 16, 2005, unless the election of an auditor has been waived.

Ist die Gesellschaft zur eingeschränkten Revision verpflichtet, wird als Revisionsstelle ein zugelassener Revisor nach den Vorschriften des Revisionsaufsichtsgesetzes vom 16. Dezember 2005 gewählt. Vorbehalten bleibt der Verzicht auf die Wahl einer Revisionsstelle.

The term of office of the auditors shall be one year, ending on the day of the quotaholders’ meeting during which the final auditors’ report must be presented. The auditors may be re-elected. The auditors may at any time be removed without notice.

Die Revisionsstelle wird für eine Amtsdauer von einem Jahr gewählt. Die Amtsdauer endet mit der Gesellschafterversammlung, welcher der letzte Bericht zu erstatten ist. Wiederwahl ist möglich. Die Revisionsstelle kann jederzeit und fristlos abberufen werden.

The auditors shall conduct the audit according to Art. 728 — 729c CO.	Der Revisionsstelle obliegt die Prüfung und Berichterstattung gemäss Art. 728 - 729c OR.

III. FISCAL YEAR, FINANCIAL STATEMENTS AND PROFIT DISTRIBUTION	III. GESCHÄFTSJAHR, RECHNUNGSABSCHLUSS UND GEWINNVERWENDUNG

Article 23	Artikel 23

Fiscal Year and Financial Statements	Geschäftsjahr und Rechnungsabschluss

The fiscal year shall end at a date to be determined by the managing officers.	Das Geschäftsjahr wird durch die Geschäftsführung festgelegt.

The financial statements shall be established in accordance with Art. 801 CO.	Die Jahresrechnung ist gemäss den gesetzlichen Bestimmungen von Art. 801 OR aufzustellen.

Article 24	Artikel 24

Profit Distribution	Gewinnverwendung

A portion of 5 % of the annual profit shall be allocated to the general reserve, until such reserve reaches 20 % of the paid-in Company capital.	Aus dem ausgewiesenen Jahresgewinn ist jährlich ein Betrag von 5% der allgemeinen Reserve zuzuweisen, bis diese 20% des einbezahlten Stammkapitals erreicht hat.

Subject to mandatory law, the remaining balance sheet profit may be allocated at the discretion of the quotaholders’ meeting.	Der verbleibende Bilanzgewinn steht unter Vorbehalt der zwingenden gesetzlichen Bestimmungen zur freien Verfügung der Gesellschafterversammlung.

IV. DISSOLUTION, LIQUIDATION	IV. AUFLÖSUNG, LIQUIDATION

Article 25	Artikel 25

Dissolution in General	Auflösung im Allgemeinen

The quotaholders’ meeting may, at any time, by two thirds (2/3) of the represented votes representing the absolute majority of all votes pass a resolution to dissolve the Company in accordance with the law and these articles of incorporation. Moreover, the Company shall be dissolved if required by mandatory law.

Die Gesellschafterversammlung kann jederzeit mit zwei Dritteln (2/3) der vertretenen Stimmen, die zugleich die absolute Mehrheit des gesamten stimmberechtigten Stammkapitals auf sich vereinigen, die Auflӧsung der Gesellschaft nach Massgabe der gesetzlichen und statutarischen Vorschriften beschliessen. Ansonsten gelten die gesetzlichen Auflӧsungsgründe.

Article 26	Artikel 26

Liquidation	Liquidation

The liquidation shall be governed by the relevant statutory provisions, in particular Art. 739 et seq. CO in connection with Art. 826 CO.	Die Liquidation erfolgt nach den gesetzlichen Bestimmungen, insbesondere nach Art. 739 ff. OR in Verbindung mit Art. 826 OR.

Subject to the limitations contained in Art. 739 CO, the powers of the quotaholders’ meeting shall remain in force during the liquidation proceedings. The financial statements relating to the liquidation shall be subject to approval by the quotaholders’ meeting.

Die Befugnisse der Gesellschafterversammlung bleiben auch während der Liquidation mit der Einschränkung gemäss Art. 739 OR bestehen. Insbesondere unterliegt die Liquidationsrechnung der Genehmigung durch die Gesellschafterversammlung.

The managing officers shall conduct the liquidation proceedings, unless such proceedings have been conferred to a third party by means of a resolution of the quotaholders’ meeting.	Die Geschäftsführung besorgt die Liquidation, sofern diese nicht durch Beschluss der Gesellschafterversammlung Dritten übertragen wird.

The liquidators are entitled to freely dispose of the assets of the Company.	Die Liquidatoren sind berechtigt, die Aktiven der Gesellschaft freihändig zu veräussern.

V. MISCELLANEOUS	V. VERSCHIEDENE BESTIMMUNGEN

Article 27	Artikel 27

Publications, Notices	Publikationsorgan, Mitteilungen

All publications of the Company shall be made in the Swiss Official Gazette of Commerce.	Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt.

Communications to the quotaholders shall be made in writing to the last address recorded in the quotaholders’ book (including facsimile or e-mail) or by publication in the Swiss Official Gazette of Commerce, unless mandatory law provides otherwise.

Die Mitteilungen an die Gesellschafter erfolgen schriftlich an ihre letzte im Anteilbuch eingetragene Adresse (einschliesslich Telefax oder E-Mail) oder durch Veröffentlichung im Schweizerischen Handelsamtsblatt, sofern das Gesetz nicht zwingend etwas anderes bestimmt.

Zug, 5 August 2014

/s/ ILLEGIBLE

ATTESTATION	NOTARIELLE BEGLAUBIGUNG

The Notary Public of the Canton of Zug, Philipp Andermatt, attorney at law, hereby certifies that the present articles of incorporation comply with the articles of incorporation by the attendee.

Hiermit beglaubige ich, Urkundsperson des Kantons Zug, Philipp Andermatt, Rechtsanwalt, dass die vorliegenden Statuten derjenigen Fassung entsprechen, wie sie heute von der erschienen Person gutgeheissen wurden.

Zug, 5 August 2014

Die Urkundsperson:

Philipp Andermatt